Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement No. 333-142589 on Form S-8 of The GEO Group, Inc. of our report dated June 27, 2008, with respect to the statement of net assets available for benefits of The GEO Group, Inc. 401(k) Plan as of December 31, 2007, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2007, which report appears in the annual report on Form 11-K of The GEO Group, Inc. 401(k) Plan.
/s/ Cherry, Bekaert & Holland, L.L.P.
Tampa, Florida
June 27, 2008

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